Exhibit T

Execution Version

Dated 6 August 2018

Between

NEW BEAUTY HOLDINGS LIMITED

(新美控股有限公司)

and

HAITONG INTERNATIONAL INVESTMENT SOLUTIONS LIMITED

(海通国际策略投资有限公司)

and

THE GUARANTOR LISTED IN PART II OF SCHEDULE 1

SECURED LOAN AGREEMENT

US$40,000,000.00

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	TOTAL COMMITMENT	16

3.	PURPOSE	16

4.	CONDITIONS PRECEDENT	16

5.	UTILISATION	17

6.	LOAN CONVERSION	17

7.	REPAYMENT	18

8.	LENDER ILLEGALITY, PREPAYMENT AND CANCELLATION	18

9.	INTEREST	19

10.	INTEREST PERIODS	20

11.	DEFAULT INTEREST	20

12.	TAXES	21

13.	FEES	24

14.	INCREASED COSTS	25

15.	PAYMENTS	25

16.	GUARANTEE AND INDEMNITY	26

17.	REPRESENTATIONS AND WARRANTIES	29

18.	INFORMATION COVENANTS	37

19.	GENERAL COVENANTS	38

20.	DEFAULT	46

21.	ACCELERATION	50

22.	EVIDENCE AND CALCULATIONS	51

23.	INDEMNITIES	51

24.	EXPENSES	52

25.	AMENDMENTS AND WAIVERS	53

26.	CHANGES IN THE PARTIES	53

27.	CONFIDENTIALITY	56

i

TABLE OF CONTENTS

28.	SEVERABILITY	58

29.	COUNTERPARTS	58

30.	NOTICES	58

31.	LANGUAGE	60

32.	GOVERNING LAW	60

33.	ENFORCEMENT	60

34.	ACKNOWLEDGEMENT	61

Schedule 1 PARTIES		63

Part I Borrower		63

Part II Personal Guarantor		64

Schedule 2 CONDITIONS PRECEDENT DOCUMENTS		65

Schedule 3 FORM OF REQUEST		69

Schedule 4 FORM OF TRANSFER CERTIFICATE		71

Schedule 5 FORM OF PRC CORPORATE GUARANTEE		73

ii

THIS LOAN AGREEMENT is dated 6 August 2018

BETWEEN:

(1)                                 NEW BEAUTY HOLDINGS LIMITED （新美控股有限公司）, a BVI business company incorporated with limited liability (company number 1417522), having its registered office at Portcullis Chambers, 4th Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110 (the “Borrower”);

(2)                                 HAITONG INTERNATIONAL INVESTMENT SOLUTIONS LIMITED, a company with limited liability incorporated in Hong Kong, having its registered office at 22/F Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong (the “Lender”); and

(3)                                 THE PERSON listed in Part II of Schedule 1 (Parties) as guarantor (the “Personal Guarantor”).

IN CONSIDERATION of the mutual promises, conditions, terms and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

In this Agreement:

“Accounting Date” means each 31 March, 30 June, 30 September and 31 December, except as adjusted to ensure that those dates fall on the same day of the week or otherwise with the consent of the Lender.

“Accounting Period” means a period of approximately one (1) year or quarter, in the case of each one (1) year and quarterly period, ending on an Accounting Date for which Accounts are required to be prepared under this Agreement.

“Accounting Standards” means the International Financial Reporting Standards adopted by the International Accounting Standard Board from time to time, or the generally accepted accounting principles applied in the PRC, as applicable.

“Accounts” means each set of financial statements and management reports required to be prepared for the Borrower or the Borrower Group to the satisfaction of the Lender and supplied to the Lender under this Agreement.

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Acquisition” means, pursuant to the Share Purchase Agreement and ATA Learning SPA, the purchase of the Target Company Shares by the Borrower through the acquisition of 100% of the equity interests in ATA Learning.

“Acquisition Completion Date” means the date on which the Acquisition is completed and the Borrower is registered as the legal and beneficial owner of ATA Learning.

“Acquisition Documents” means the Share Purchase Agreement, the ATA Learning SPA, the Deed of Assignment and any other agreement in connection with the Acquisition.

“Additional Corporate Guarantor” means ATA Learning which becomes a guarantor by execution of the PRC Corporate Guarantee in accordance with Clause 19.21(b).

“Additional Personal Guarantor” means any individual who has granted a Personal Guarantee in favour of the Lender as of the Effective Date.

“Acquisition Long Stop Date” means one (1) month from the Effective Date, which may be extended by the Lender in its sole discretion.

“Anti-Bribery and Corruption Laws” means the FCPA, the UK Bribery Act of 2010, Prevention of Bribery Ordinance (Cap. 201 of the laws of Hong Kong) or any similar laws, rules or regulations issued, administered or enforced by the United States, United Kingdom, the European Union, Hong Kong, PRC or any of its member states, or any other country or Governmental Entity having jurisdiction over any Obligor.

“Assignment Agreement” has the meaning given to it in Clause 26.6 (Procedure for assignment).

“ATA Inc.” means a company incorporated under the laws of Cayman Islands with registration number 174577 and registered office at P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, Cayman Islands and listed on Nasdaq Global Market (Stock Code: NASDAQ: ATAI).

“ATA Learning” means ATA Learning (Beijing) Inc. (北京全美教育技术服务有限公司), a limited liability incorporated under the laws of the PRC.

“ATA Learning Restructuring” means the transfer of 100% of the equity interests in ATA Learning by the Borrower to 宁波梅山保税港区麦凯芠股权投资管理合伙企业（有限合伙） (Ningbo Meishan Bonded Port Area Maikaiwen Equity Investment Management Partnership (LP)) or another entity designated by the Borrower after the completion of the Acquisition.

“ATA Learning SPA” means, to facilitate the Acquisition, the share purchase agreement to be dated on or about 16 August 2018 between the Borrower as buyer and ATA Testing Authority (Holdings) Limited in respect of the purchase of 100% of the equity interests in ATA Learning.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement.

“Base Currency Equivalent” means:

(a)                                 for an amount expressed or denominated in any currency other than U.S. Dollars, the equivalent of that amount in U.S. Dollars converted at the People’s Bank of China’s Spot Rate of Exchange on the date of the relevant calculation; and

(b)                                 for an amount expressed or denominated in U.S. Dollars, that amount.

“Board” means the board of Directors of the ATA Inc.

“Borrower Change of Control” means (a) Mr. Ma ceasing to have full management control of any member of the Borrower Group, (b) Mr. Ma ceasing to hold a beneficial interest or ceasing to exercise control over at least 99% of the issued share capital of the Borrower, or (c) Mr. Ma ceasing to hold the largest amount of the beneficial interest in the issued share capital of ATA Inc.

“Borrower Group” means the Borrower, the Target Company, ATA Learning and ATA Inc.

“Borrower Share Mortgage” means the equitable share mortgage dated on or about the date of this Agreement over certain issued shares of the Borrower between Mr. Ma, the Borrower and the Lender, granted in favour of the Lender in connection with the Loan.

“BOSHK” means Bank of Shanghai (Hong Kong) Limited.

“BOSHK Loan” means the US$32,000,000 term loan made to the Borrower, for purposes of facilitating the funds to consummate the Acquisition by the Borrower pursuant to the BOSHK Loan Agreement.

“BOSHK Loan Agreement” means the facility agreement dated on or about 6 August 2018 between BOSHK as lender and the Borrower as borrower in respect of the BOSHK Loan.

“BOSHK Loan Borrower Share Charge” means the share charge dated on or about 6 August 2018 over 44 % of the issued shares of the Borrower between Mr. Ma and BOSHK in favour of BOSHK in connection with the BOSHK Loan.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business Hong Kong and the PRC.

“Charged Property” means all of the assets which may from time to time are, or are expressed to be, the subject of the Security Documents.

“Conversion Amount” means a portion of the Loan up to a value of US$5,000,000 which may be converted into Conversion Shares in accordance with Clause 6.

“Conversion Date” means the date simultaneously with completion of an IPO or such earlier date as may be necessary to comply with the relevant listing or regulatory requirements in relation to the IPO.

“Conversion Price” means a price per share equal to the product of (i) 80% and (ii) the Offering Price.

“Conversion Shares” means the equity securities of the Target Company which will be issued or transferred to the Lender or a Third Party Holder upon conversion of the Conversion Amount at the election of the Lender pursuant to Clause 6.

“Confidential Information” has the meaning given to it in Clause 27 (Confidentiality).

“Debenture” means the floating charge over all assets owned by the Borrower between the Borrower and the Lender, granted in favour of the Lender in connection with the Loan.

“Deed of Assignment” means the deed of assignment dated 27 June 2018 entered into, between, among others, the Borrower, Mr. Ma, ATA Inc. and ATA Learning, in respect of the assignment of certain rights and obligations to purchase certain equity securities of the Target Company by certain management companies, as the buyers under the Share Purchase Agreement, to a new buyer joining the Acquisition.

“Default” means:

(a)                                 an Event of Default; or

(b)                                 an event or circumstance which may (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition under the Finance Documents or any combination of them) be an Event of Default.

“Designated Person “ means a person or entity:

(a)                                 located in, incorporated under the laws of, or owned by, controlled by or acting on behalf of a person located in or organised under the laws of, any Sanctioned Country;

(b)                                 listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on the “Specially Designated National and Blocked Person” list maintained by OFAC or any similar list (including any list of specifically designated nationals or designated persons or entities) maintained by, or any public announcement of Sanctions designation made by, the US Department of State, the US Department of Commerce, the US Department of Treasury or any other US government entity, the United Nations Security Council, or the European Union or any of its member states;

(c)                                  which is otherwise a target of Sanctions (meaning that a person or national from the sanctioning jurisdiction would be restricted from doing business with that person); or

(d)                                 listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

“Director” means a director of ATA Inc. (including any duly appointed alternate director).

“Effective Date” means the date of this Agreement.

“Encumbrance” means (i) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (ii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person; and/or (iii) any adverse claim as to title, possession or use.

“Event of Default” means an event specified as such in Clause 20 (Default).

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations;

(b)                                 any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FCPA” means the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Finance Document” means any of:

(a)                                 this Agreement;

(b)                                 the Security Documents;

(c)                                  the Request; and

(d)                                 any other document designated as such by the Lender and the Borrower,

and together, the “Finance Documents”.

“Financial Indebtedness” means any indebtedness for or in respect of the following (without double counting):

(a)                                 moneys borrowed (including debit balances at financial institutions);

(b)                                 any acceptance credit or bill discounting facility (including any dematerialised equivalent);

(c)                                  any bond, note, debenture, loan stock or other similar instrument;

(d)                                 any share which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of that security) is capable of maturing or being mandatorily redeemable or redeemable at the option of its holder in whole or in part;

(e)                                  any agreement treated as a finance or capital lease in accordance with the Accounting Standards;

(f)                                   receivables sold or discounted (except to the extent that there is no recourse);

(g)                                  the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment (as the case may be) is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (but excluding trade credit on customary commercial terms) or involves a period of more than six (6) months before or after (as the case may be) the date of acquisition or supply;

(h)                                 any other transaction (including any forward sale or purchase agreement and any sale and sale back, sale and lease back or deferred purchase arrangement) which has the commercial effect of a borrowing;

(i)                                     any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution; or

(j)                                    any guarantee in respect of an underlying liability of any person which is of the nature referred to in the above paragraphs.

“First Interest Period” means the period beginning on the Utilisation Date and ending on the day which falls six months after such date.

“Government Entity” means, as the case may be:

(a)                                 the government of the PRC, the British Virgin Islands, the Cayman Islands or Hong Kong;

(b)                                 any authority, agency or department established by the government of the PRC, the British Virgin Islands, the Cayman Islands or Hong Kong;

(c)                                  People’s Bank of China, or any entity holding all or a substantial part of the foreign reserves or investments of the PRC, the British Virgin Islands, the Cayman Islands or Hong Kong; and

(d)                                 any province, state or other political subdivision of the PRC, the British Virgin Islands, or the Cayman Islands.

“Guarantors” means the Personal Guarantor as more particularly set out in Part II of Schedule 1, the Additional Personal Guarantor and the Additional Corporate Guarantor, and “Guarantor” means each of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increased Cost” means:

(a)                                 an additional or increased cost;

(b)                                 a reduction in the rate of return from the Loan or on its overall capital; or

(c)                                  a reduction of an amount due and payable under any Finance Document.

“Interest Payment Date” means the last day of the First Interest Period and each date falling an integral multiple of six (6) months from such date to and including the Maturity Date.

“Interest Period” means:

(a)                                 the First Interest Period; and

(b)                                 each subsequent period beginning on the last day of the preceding Interest Period and ending on the next Interest Payment Date provided that the last Interest period ends on the Maturity Date.

“Interest Rate” means the sum of (a) the Margin, plus (b) 6-month USD LIBOR.

“LIBOR” means, with respect to any Interest Period, the rate for deposits in USD for the period of six months that appears on the Bloomberg Screen US0006M Page (or any successor page) as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period.

“Loan” has the meaning given to it in Clause 2 (Total Commitment).

“London Business Days” means any day on which banks are open for business in London and on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“IPO” an underwritten initial public offering of any of the Target Company securities to the general public on either Shanghai Stock Exchange or Shenzhen Stock Exchange, or a substantially similar public offering of securities in a jurisdiction and on an internationally recognized securities exchange.

“Management Company 1” means 宁波梅山保税港区臻铭股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Zhenming Equity Investment Management Partnership (LP)), a limited partnership incorporated and existing under the laws of the PRC with its registered address at Room 1335, No. 3 Office Building Meishan Avenue Business Centre, Beilun District, Ningbo, Zhengjiang (浙江省宁波市北仑区梅山大道商务中心三号办公楼1335室).

“Management Company 2” means 宁波梅山保税港区馨怡股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Xinyi Equity Investment Management Partnership (LP)) a limited partnership incorporated and existing under the laws of the PRC with its registered address at Room 1335, No. 3 Office Building, Meishan Avenue Business Centre, Beilun District, Ningbo, Zhengjiang (浙江省宁波市北仑区梅山大道商务中心三号办公楼1335室).

“Management Company 3” means宁波梅山保税港区启馨股权投资管理合伙企业（有限合伙）(Ningbo Meishan Bonded Port Area Qixin Equity Investment Management Partnership (LP)), a limited partnership incorporated and existing under the laws of the PRC with its registered address at Room 1335, No. 3 Office Building, Meishan Avenue Business Centre, Beilun District, Ningbo, Zhengjiang (浙江省宁波市北仑区梅山大道商务中心三号办公楼1335室).

“Material Adverse Change” means:

(a)                                 any material adverse change in, and any change in circumstances that, in the reasonable opinion of the Lender, has a material adverse impact on the future, business, operations, properties, financial position (including any material increase in provisions), earnings, condition or prospects of the Borrower Group as a whole; or

(b)                                 any effect which, in the reasonable opinion of the Lender, is or is reasonably likely to be materially adverse to the validity or enforceability of, or effectiveness or ranking of any security granted or purported to be granted pursuant to, any Finance Document, provided that any change or any change in circumstances:

(i)                                     resulting from a hurricane, flood, tornado, earthquake, other natural disaster, riot, terrorist activity or other such force majeure event; or

(ii)                                  that generally affects the Borrower and its peers in the same industry in which the Borrower Group operates, including any changes affecting the global commodities markets;

shall be excluded.

“Maturity Date” means the date falling twenty-four (24) months from the Utilisation Date.

“Margin” means five point seven per cent (5.7%) per annum.

“Mr. Ma” means Kevin Xiaofeng Ma (马肖风), holder of PRC passport number of G46376524.

“Obligor” means each of the Borrower, the PRC Pledgors and the Guarantors.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“Offering Price” means the initial price per share of the Target Company Share offered to the public during its IPO.

“Other Taxes” means all present or future stamp or documentary taxes, value added taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Finance Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document.

“Party” means a party to this Agreement.

“Perfection Requirements” means:

(a)                                 the delivery to the Lender of all deliverables required pursuant to any Security Document in order to perfect or protect the Security Interest granted thereunder;

(b)                                 the registration of such Security Document in each jurisdiction where such registration is required to perfect the Security Interest granted by such Security Document within the time periods required in such Security Document including:

in respect of the Borrower,

(i)                                     to the extent not already created, the creation and maintenance by the Borrower of a register of charges (the “Register of Charges”) in accordance with section 162 of The Business Companies Act of the British Virgin Islands (the “BVI Act”);

(ii)                                  the entering of particulars as required by the BVI Act of the Security Interest created pursuant to each Security Document to which it is party, in the Register of Charges;

(iii)                               the registration of each Security Document to which it is party with the Registrar of Corporate Affairs of the British Virgin Islands (the “CA Registrar”) pursuant to section 163 of the BVI Act by making the filing of the particulars of the Security Interest created pursuant to the relevant Security Document to which it is a party in the approved form with the CA Registrar; and

(iv)                              the delivery to the Lender of the certificate of registration of charge issued by the CA Registrar evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed stamped copy of the particulars of the Security Interest created pursuant to the relevant Security Document to which it is party, in respect of the Additional Corporate Guarantor and the PRC Pledgors,

(v)                                 the due registration with SAFE of the PRC Corporate Guarantee and the PRC Equity Pledge in accordance with the requirements under the Provisions on Foreign Exchange Administration of Cross-border Guarantee (and any of its reversions or substitution by PRC legislation from time to time) and other applicable PRC laws and regulations;

(vi)                              the delivery to the Lender of the evidence on completion of such registration with SAFE to the reasonably satisfactory of the Lender;

(vii)                           the update of registration of the information of the PRC Corporate Guarantee and the PRC Equity Pledge with SAFE to the extent so required by any applicable laws or regulations where items recorded in the SAFE need to be amended accordingly; and

(viii)                        the maintenance of such registration with SAFE in accordance with all relevant laws and regulations.

“Personal Guarantor” means Mr. Ma.

“Personal Guarantee” means each guarantee granted by each Additional Personal Guarantor in favour of the Lender.

“PRC” means the People’s Republic of China.

“PRC Corporate Guarantee” means a corporate guarantee to be executed by the Additional Corporate Guarantor in favour of the Lender pursuant to Clause 19.21(b) substantially in the form attached hereto as Schedule 5.

“PRC Equity Pledge” means the PRC law governed pledge of equity interests (股份质押协议) with respect to the pledge of an aggregate of 9,220,200 shares of the Target Company held by the PRC Pledgors, collectively, representing 16.5% equity interests in the Target Company between the PRC Pledgors as pledgers and the Lender as pledgee.

“PRC Pledgors” means collectively Management Company 1, Management Company 2 and Management Company 3.

“PRC Security Document” means each of the PRC Corporate Guarantee and the PRC Equity Pledge.

“Purchase Price Consideration” means the consideration payable under the Share Purchase Agreement by the Borrower for the acquisition of the Target Company Shares.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                 its jurisdiction of incorporation;

(b)                                 any jurisdiction where any asset subject to, or intended to be subject to, the Transaction Security granted or to be granted by it is situated;

(c)                                  any jurisdiction where it conducts its business; and

(d)                                 the jurisdiction whose laws govern the perfection of any Security Document entered into by it.

“RMB” means the lawful currency for the time being of the PRC.

“Repeating Representations” means at any time the representations and warranties which are then made or deemed to be repeated under Clause 17.25 (Times for making representations and warranties).

“Representatives” has the meaning given to it in Clause 27 (Confidentiality).

“Request” means the request for the Loan, substantially in the form of Schedule 3 (Form of Request).

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterpart.

“Sanctioned Country” means a country or territory which is subject to any Sanctions.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, executive orders or restrictive measures administered, enacted, imposed or enforced by:

(a)                                 the US;

(b)                                 the United Nations Security Council;

(c)                                  the European Union or any of its member states (including United Kingdom);

(d)                                 the Commonwealth of Australia;

(e)                                  Hong Kong; and/or

(f)                                   the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Sanctions Authorities.

“Sanctions Authorities” means OFAC, the United States Department of State, Her Majesty’s Treasury, the Australia Department of Foreign Affairs and the Hong Kong Monetary Authority.

“Security Document” means any of the

(a)                                 the Borrower Share Mortgage;

(b)                                 the Debenture;

(c)                                  the PRC Security Documents;

(d)                                 each Personal Guarantee; and

(e)                                  any other document evidencing or creating any guarantee or security over any asset of any Obligor to secure any obligation of any Obligor to the Lender under the Finance Documents.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, conditional or forward or prepaid sale, fiduciary security, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

“Share Purchase Agreement” means the share purchase agreement dated 6 February 2018 entered into, between, among others, the Borrower as buyer and ATA Inc. as seller in respect of the acquisition of 100% of the equity securities of the Target Company, directly and indirectly.

“Subsidiary” means:

(a)                                 an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(b)                                 an entity treated as a subsidiary in the financial statements of any person pursuant to the Accounting Standards.

“Swap Funding” means a funding with a principal amount of US$60,000,000 made to the Swap Funding Borrower by the Swap Funding Lender under a Funding Swap Transaction Confirmation dated 6 November 2015 between the Swap Funding Lender and the Swap Funding Borrower, as amended, extended or supplemented from time to time.

“Swap Funding Borrower” means Joingear Limited, a BVI business company incorporated with limited liability, (company number 1417522), having its registered office at OMC Chambers, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

“Swap Funding Lender” means Haitong International Financial Solutions Limited.

“Target Company” means ATA Online (Beijing) Educational Technology Co., Ltd (全美在线（北京）教育科技股份有限公司), a company limited by shares incorporated under the laws of the PRC.

“Target Company Shares” means 51% of the equity securities of the Target Company being a subject of the Acquisition.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any government authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under any Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 12.1 (Tax gross-up) or a payment under Clause 12.2 (Tax indemnity).

“Third Party” means any person other than a Party to this Agreement.

“Third Party Holder” has the meaning assigned to it by Clause 6 (Loan Conversion).

“Total Commitment” means US$40,000,000 on the Effective Date.

“Transaction Documents” means:

(a)                                 the Finance Documents; and

(b)                                 the Acquisition Documents.

“Transaction Security” means the Security Interest created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

“U.S. Dollars” and “US$” means the lawful currency for the time being of the United States of America.

“Utilisation Date” means the date of a utilisation of the Loan, being the date on which the Loan is made.

1.2                                   Construction

(a)                                 In this Agreement, unless the contrary intention appears, a reference to:

(i)                                     a document being in the agreed form means that the document is in a form previously agreed in writing by or on behalf of the Borrower and the Lender;

(ii)                                  an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

(iii)                               assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(iv)                              an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(v)                                 disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(vi)                              guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet any of its indebtedness;

(vii)                           incorporation includes the formation or establishment of a partnership or any other person and incorporate will be construed accordingly;

(viii)                        indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(ix)                              jurisdiction of incorporation includes any jurisdiction under the laws of which a person is incorporated;

(x)                                 know your customer requirements are the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xi)                              a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xii)                           a regulation includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)                       a currency is a reference to the lawful currency for the time being of the relevant country;

(xiv)                       a Default being outstanding means that it has not been remedied or expressly waived in writing in accordance with Clause 25.3 (Waivers and remedies cumulative);

(xv)                          a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xvi)                       a Clause, a sub-clause or a Schedule is a reference to a clause or sub-clause of, or a schedule to, this Agreement;

(xvii)                    a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xviii)   a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Finance Document or other document, including any amendment providing for any increase (however great) in the amount of a facility or any additional facility (however great);

(xix)                       words denoting the singular shall include the plural and vice versa;

(xx)                          a time of day is, unless otherwise stated, a reference to Beijing time;

(xxi)                       a quarter is, unless otherwise stated, a reference to a calendar quarter;

(xxii)    the term includes shall be deemed to be followed by the phrase “without limitation” and including and include shall be construed accordingly; and

(xxiii)   the term agree shall be deemed to be followed by the phrase “in writing” and agrees and agreed shall be construed accordingly.

(b)                                 Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that if the numerically corresponding day is not a Business Day, the period will end on the preceding Business Day;

(c)                                  Unless the contrary intention appears:

(i)                                     a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

(ii)                                  a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)                               if there is an inconsistency between this Agreement and another Finance Document, this Agreement will prevail;

(iv)                              any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be or is capable of becoming outstanding under the Finance Documents; and

(v)                                 any obligation of an Obligor under the Finance Documents includes an obligation on that Obligor not to contract or agree to do something or not to do something which would breach that first obligation unless such contract or agreement is entered into with the prior approval of the Lender or the Lender (as required under this Agreement).

(d)                                 The index to and headings in this Agreement do not affect its interpretation.

1.3                               Third party rights

(a)                                 Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                 Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.                                      TOTAL COMMITMENT

Subject to the terms of this Agreement, the Lender shall make available to the Borrower a U.S. Dollar term loan in an aggregate amount equal to the Total Commitment (the “Loan”).

3.                                      PURPOSE

3.1                               Loan

The proceeds of the Loan shall only be used to:

(a)                                 be applied towards the Purchase Price Consideration; and

(b)                                 pay any fees, costs and expenses, stamp duty, registration and any other Taxes incurred by the Borrower in connection with the Acquisition.

3.2                               No obligation to monitor

The Lender shall not be obligated to monitor or verify the utilization of the Loan; in addition, the Lender shall not be responsible for the consequences of the utilisation of the Loan.

4.                                      CONDITIONS PRECEDENT

4.1                               Conditions precedent documents

After a Request is made by the Borrower pursuant to Clause 5 (Utilisation), such Request may not be honoured by the Lender until the Lender has notified the Borrower that it has received (or waived receipt of) all of the documents and evidence set out in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Lender.  The Lender shall give this notification to the Borrower promptly upon being so satisfied.

4.2                               Further conditions precedent

The obligations of the Lender to make the Loan are subject to the further conditions precedent that on the date of a Request and the Utilisation Date:

(a)                                 the Repeating Representations are correct in all material respects;

(b)                                 no Borrower Change of Control has occurred; and

(c)                                  no Default is outstanding or would result from the making of the Loan.

5.                                      UTILISATION

5.1                               Giving of the Request

(a)                                 The Borrower may draw down the Loan by giving to the Lender a duly completed Request within the Availability Period.

(b)                                 Unless the Lender otherwise agrees, the latest time for receipt by the Lender of the duly completed Request is 11:00 a.m. three (3) Business Days before the Utilisation Date.

(c)                                  The Request is irrevocable.

5.2                               Completion of Request

(a)                                 The Request will not be regarded as having been duly completed unless the payment instructions specify that the proceeds of the Loan must be used in accordance with Clause 3.1 (Loan).

(b)                                 There shall be no more than one (1) Request and the Request shall specify the whole Loan in an amount equal to the Total Commitment.

5.3                               Cancellation of Available Facility

The commitment which, at that time, is unutilised shall be immediately cancelled at 5:00 p.m. on the last day of the Availability Period.

6.                                      LOAN CONVERSION

6.1                               Conversion Option

At the option of the Lender, the Conversion Amount  may, upon the occurrence of the IPO of the Target Company and while any amount of the Loan equal to the Conversion Amount remains outstanding, be converted, in whole or in part, into fully paid and non-assessable Conversion Shares at the Conversion Price.

6.2                               Conversion Procedures

(a)                                 To exercise the Conversion Option, the Lender shall give written notice to the Borrower specifying (i) that it elects to convert such Conversion Amount or a stated portion thereof to Conversion Shares, (ii) the name of the entity the Conversion Shares shall be issued or transferred to (the “Third Party Holder”), and (iii) the number of Conversion Shares to be issued or transferred to the Lender upon conversion.  After the receipt of such notice, the Borrower and Mr. Ma shall cause the Conversion Shares to be issued or transferred to the Lender or the Third Party Holder on the Conversion Date and cause a certificate evidencing the Conversion Shares to be delivered to the Lender within five (5) Business Days from the Conversion Date.

(b)                                 Upon the occurrence of the conversion, on the Conversion Date (i) the Borrower shall pay to the Lender the interest accrued to and including the Conversion Date in respect of the amount of the Loan so converted into the

Conversion Shares; (ii) the amount of the Loan so converted into the Conversion Shares ceases to accrue any interest, and (iii) the principal amount of the Loan shall be reduced by the amount so converted into the Conversion Shares.

7.                                      REPAYMENT

7.1                               Repayment upon Maturity

(a)                                 The Borrower shall repay entire outstanding principal balance of, all accrued and unpaid interest on, and all other amounts due and payable with respect to the Loan under the Finance Documents in full on the Maturity Date.

(b)                                 No amounts repaid may be re-borrowed.

7.2                               Other Repayment Events

If an Event of Default occurs, then, at the option of the Lender:

(a)                                 cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

(b)                                 declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                  exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

8.                                      LENDER ILLEGALITY, PREPAYMENT AND CANCELLATION

8.1                               Lender illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this agreement or to fund or maintain its participation in any Loan:

(a)                                 that Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)                                 upon the Lender notifying the Borrower, the Total Commitment of that Lender will be immediately cancelled; and

(c)                                  the Borrower shall, within two (2) Business Days from such notice, repay the Lender of the Loan together with accrued interest and all other amounts then owing under the Finance Documents to the Lender.

8.2                               Voluntary prepayment of the Loan

The Borrower may, if it gives the Lender not less than five Business Days’ prior written notice and subject to Clause 8.3 (Prepayment), prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$5,000,000 and in integral multiple of US$1,000,000).

8.3                               Prepayment

(a)                                 No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

(b)                                 Where there is a mandatory or involuntary prepayment of the Loan, the Total Commitment will, at the same time, be permanently reduced by the amount prepaid.

8.4                               Partial payments

(a)                                 If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)            first, in or towards payment of any unpaid fees, costs and expenses of, and other amounts owing to, the Lender under the Finance Documents;

(ii)       secondly, in or towards payment pro rata of any accrued interest and default interest due but unpaid under the Finance Documents;

(iii)      thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)      fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Lender may vary the order set out in Clauses 8.4 (a)(i) to 8.4 (a)(iv) (Partial payments).

(c)                                  Clauses 8.4 (a) and 8.4 (b) (Partial payments) will override any appropriation made by an Obligor.

8.5                               Miscellaneous provisions

(a)                                 Any notice of prepayment and/or cancellation under this Agreement is irrevocable and shall specify the relevant date(s).

(b)                                 All prepayments under this Agreement shall be made with accrued and unpaid interest on the amount prepaid.

(c)                                  No amount of the Total Commitment cancelled under this Agreement may subsequently be reinstated.

9.                                      INTEREST

9.1                               Interest Rate

(a)                                 The outstanding principal balance of the Loan shall accrue interest during each Interest Period at the Interest Rate.

(b)                                 Interest shall accrue from and including the first day of the relevant Interest Period to and excluding the last day of such Interest Period.

(c)                                  The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.2                               Calculation of interest

(a)                                 Any interest, commission or fee accruing under a Finance Document will accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

(b)                                 The determination by the Lender of a rate of interest or the amounts of interest payable by the Borrower under this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

9.3                               Payment of interest

The Borrower shall pay accrued interest on the Loan made to it on the last day of each Interest Period.

10.                               INTEREST PERIODS

10.1                        Selection

The Loan has successive Interest Periods.

10.2                        No overrunning the Maturity Date

If an Interest Period for the Loan would otherwise overrun the Maturity Date, it will be shortened so that it ends on that date.

10.3                        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the preceding Business Day.

11.                               DEFAULT INTEREST

If any Obligor fails to pay any sum payable under this Agreement when due (the “Unpaid Sum”), it shall pay default interest on such unpaid sum from and including the due date up to and including the date of actual payment (both before and after judgment) at 20% per annum (the “Default Rate”). Such default interest shall be calculated daily. If any sum due shall remain unpaid for more than thirty (30) calendar days after its due date, default interest will be calculated on the sum of principal amount of the Loan outstanding and the Unpaid Sum on a compounded basis for the period from the due date up to and including the date of actual payment (both before and after the judgment) at the Default Rate (subject to any cap imposed by all applicable laws) and shall be payable from time to time on demand. The default interest shall be paid without prejudice to the Lender’s rights or remedies against the

Obligors under this Agreement or any other Finance Documents, including, but not limited to, the Lender’s right to declare an Event of Default and accelerate the Loan.

12.                               TAXES

12.1                        Tax gross-up

(a)                                 Any and all payments by or on account of any obligation of any Obligor hereunder or any other Finance Document shall be made free and clear of and without a Tax Deduction, provided that if an Obligor is required by applicable law to make a Tax Deduction from such payments, then (i) the sum payable shall be increased as necessary so that after making the required Tax Deduction (including deductions applicable to additional sums payable under this Clause 12), the Lender receives an amount equal to the sum it would have received had no such Tax Deduction been made, (ii) the Obligor shall make such Tax Deduction, and (iii) the Obligor shall timely pay the full amount deducted to the relevant government authority in accordance with applicable law.

(b)                                 If an Obligor is aware that an Obligor shall make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it shall promptly notify the Lender.

(c)                                  Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender a valid original certificate of deduction of tax or evidence satisfactory to the Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.2                        Tax indemnity

(a)                                 Except as provided in paragraph (b) below, each Obligor shall indemnify the Lender, within ten (10) days after demand therefor, against any loss, liability or reasonable cost (including any additional Taxes) which the Lender reasonably determines will be or has been suffered (directly or indirectly) by the Lender for or on account of Tax or a FATCA Deduction in relation to a payment received or receivable (or any payment deemed to be received or receivable) from that Obligor under a Finance Document.

(b)                                 Clause 12.2(a) above does not apply to any Tax assessed on the Lender under the laws of the jurisdiction in which the Lender is incorporated, if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender.

(c)                                  If the Lender makes, or intends to make, a claim under Clause 12.2(a) above, the Lender shall promptly notify the Borrower of the event which has given, or will give, rise to the claim.

12.3                        Tax refund

If an Obligor makes a Tax Payment, and the Lender receives a refund of the Tax Deduction or Tax giving rise to the Obligor’s obligation to make such Tax Payment from the applicable Tax authority requiring or imposing such Tax Deduction or Tax, the Lender shall pay such Obligor an amount equal to such refund received (less any costs and expenses that the Lender reasonably determines are associated with the obtaining of such refund).

12.4                        FATCA Information

(a)                                 Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)                       confirm to that other Party whether it is:

(A)                               a FATCA Exempt Party; or

(B)                               not a FATCA Exempt Party;

(ii)                    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)                 supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)                                 If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)                                  Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)     any law or regulation;

(ii)    any fiduciary duty; or

(iii)   any duty of confidentiality.

(d)                                 If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)                                  If the Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Borrower shall within ten Business Days of becoming a US Tax Obligor, supply to the Lender a withholding certificate on Form W-8, Form W-9 or any other relevant form or any withholding statement or other document, authorisation or waiver as the Lender may require to certify or establish the status of the Lender under FATCA or that other law or regulation.

12.5                        FATCA Deduction and gross-up by Obligor

(a)                                 If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)                                 If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)                                  The Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly.

(d)                                 Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

12.6                        FATCA Deduction by the Lender

(a)                                 The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. If the Lender becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction), it shall notify that Party.

(b)                                 If the Lender is required to make a FATCA Deduction in respect of a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Lender has made such FATCA Deduction) leaves the Lender with an amount equal to the payment which would have been received by the Lender if no FATCA Deduction had been required.

(c)                                  The Lender shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Company.

(d)                                 The Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by it as a result of making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

12.7                        Other Taxes

The Borrower shall pay, within five (5) Business Days of demand, and indemnify the Lender against any loss, liability or reasonable cost that the Lender incurs in relation to, all Other Taxes payable in connection with the entry into, performance or enforcement of any Finance Document.

13.                               FEES

13.1                        Commitment fee

The Borrower shall pay to the Lender, on the Effective Date, a fee computed at the rate of 1 per cent on the Total Commitment.

13.2                        The commitment fee shall not be refundable regardless of whether the Loan is actually made to the Borrower.

13.3                        Annual fee

The Borrower shall pay to the Lender annual fees computed at the rate of:

(a)                                 1 per cent on the Total Commitment for the first year from the Utilisation Date to, but excluding, the first anniversary of Utilisation Date, and such amount shall be earned on and payable on the Utilisation Date and may be deducted from the proceeds of the utilisation of the Loan; and

(b)                                 2 per cent on the principal amount then outstanding for the second year and such amount shall be earned on and payable on the anniversary of the Utilisation Date.

The annual fees are fully earned upon the utilisation of the Loan and upon each anniversary payment and are non-refundable in any circumstances.

13.4                        Prepayment fee

(a)                                 The Borrower must pay to the Lender a prepayment fee on the date of prepayment of all or any part of a Loan pursuant to Clause 8.2 (Voluntary Prepayment of the Loan).

(b)                                 The amount of the prepayment fee shall be calculated as follows:

(i)                                     if a prepayment of the Loan occurs during the period from the Utilisation Date to and including the date that is six (6) months after the Utilisation Date, the prepayment fee shall be the amount equal to (i) the interest that would have accrued on the principal amount of the Loan so prepaid or repaid from the date of such repayment or prepayment until and including the date that is six (6) months after the Utilisation Date; and

(ii)                                  if a prepayment of the Loan occurs any time after the date that is six (6) months after the Drawdown Date, the prepayment fee shall be zero.

14.                               INCREASED COSTS

14.1                        Increased Costs

Except as provided below in Clause 14.2 (Exceptions), and, if applicable, subject to the provisions of Clause 8 (Lender Illegality, Prepayment and Cancellation), the Borrower shall pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:

(a)                                 the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)                                 compliance with any law or regulation made after the Utilisation Date.

14.2                        Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)                                 compensated for under another Clause or would have been but for an exception to that Clause; or

(b)                                 attributable to the Lender or its Affiliate failing to comply with any law or regulation.

14.3                        Claims

(a)                                 If the Lender intends to make a claim for an Increased Cost, the Lender shall promptly notify the Borrower of the circumstances giving rise to, and the amount of, the claim.

(b)                                 The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Cost.

15.                               PAYMENTS

15.1                        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Lender) under the Finance Documents shall be made to the Lender to its account at such office or bank as it may notify to that Party.

15.2                        Funds

Payments under the Finance Documents shall (unless otherwise expressly provided) be made to the Lender for value by 11:00 a.m. on the due date in U.S. Dollars.

15.3                        Currency

(a)                                 The currency of each amount payable under the Finance Documents is US$.

(b)                                 Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

15.4                        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

15.5                        Business Days

If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the preceding Business Day or whatever day the Lender determines is market practice.

15.6                        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the Lender.

16.                               GUARANTEE AND INDEMNITY

16.1                        Guarantee and indemnity

Subject to Clause 16.10 (Release of guarantee), the Personal Guarantor irrevocably and unconditionally jointly and severally:

(a)                                 guarantees to the Lender due and punctual performance by the Borrower of all its obligations under the Finance Documents;

(b)                                 undertakes with the Lender that, whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand by the Lender pay that amount as if it were the principal obligor in respect of such amount; and

(c)                                  indemnifies the Lender immediately on demand against any loss or liability suffered by the Lender if any payment obligation expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal and the amount of the loss or liability under this indemnity will be equal to the amount the Lender would otherwise have been entitled to recover.

16.2                        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3                        Reinstatement

(a)                                 If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part following the application or on the faith of any payment, security or other disposition which is avoided or shall be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Personal Guarantor under this Clause 16 will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)                                 The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4                        Waiver of defences

The obligations of the Personal Guarantor under this Clause 16 (Guarantee and Indemnity) will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 16 (whether or not known to it or the Lender).  This includes:

(a)                                 any time or waiver granted to, or composition with, any person;

(b)                                 any release of any person under the terms of any composition or arrangement;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)                                 any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)                                   any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)                                  any unenforceability, illegality, invalidity or non-provability of any Finance Document or any other document or security or obligation of any person under any Finance Document or any other document or security or the failure by any Obligor to enter into or be bound by any Finance Document.

16.5                        Immediate recourse

The Personal Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings in relation to the Borrower or any other person before claiming from the Personal Guarantor under this Clause 16.

16.6                        Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may without affecting the liability of the Personal Guarantor under this Clause 16:

(a)                                 (i) refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) against those amounts; or (ii) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)                                 hold in an interest-bearing suspense account any moneys received from the Personal Guarantor or on account of the Personal Guarantor’s liability under this Clause 16.

16.7                        No Subrogation Rights

Unless:

(a)                                 all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)                                 the Lender otherwise directs,

the Personal Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause 16:

(i)                                     be subrogated to any rights, security or moneys held, received or receivable by the Lender (or any trustee or agent on its behalf);

(ii)                                  be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Personal Guarantor’s liability under this Clause 16;

(iii)                               claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the Lender (or any trustee or agent on its behalf); or

(iv)                              receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

The Personal Guarantor shall hold in trust for and shall immediately pay or transfer to the Lender any payment or distribution or benefit of security received by it contrary to this Clause 16 or in accordance with any directions given by the Lender under this Clause 16.

16.8                        Additional security

(a)                                 This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.

(b)                                 This guarantee will not prevent or limit any obligations of the Personal Guarantor to enter into separate guarantees as required under the Finance Documents.

(c)                                  This guarantee will not restrict or affect the obligations of the Personal Guarantor to comply with any separate guarantee given under the Finance Documents.

16.9                        Release of guarantee

This guarantee shall be automatically released and the Personal Guarantor shall be discharged from their respective obligations under this Clause 16 upon the full, unconditional and irrevocable payment to the Lender of all amounts outstanding under or payable in connection with the Finance Documents.

17.                               REPRESENTATIONS AND WARRANTIES

17.1                        Representations and warranties

Each of the Obligors makes the representations and warranties set out in this clause 17(Representations and Warranties) to the Lender on the date of this Agreement.

17.2                        Status

(a)                                 Each of the Borrower and the Additional Corporate Guarantor is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of organisation, and (where relevant) in good standing under the laws of the Relevant Jurisdiction.

(b)                                 Each Obligor is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to the Finance Documents.

(c)                                  Each member of the Borrower Group has the power to own its assets and carry on its business as it is being and will be conducted.

(d)                                 No Obligor is a US Tax Obligor.

(e)                                  The Personal Guarantor or the Additional Personal Guarantor is not a minor and is of sound mind and has the full capacity to enter into and perform its obligations under this Agreement.

(f)                                   The Personal Guarantor or the Additional Personal Guarantor is not bankrupt nor has any person presented a petition for his bankruptcy nor has any order been made for his bankruptcy.

17.3                        Powers and authority

It or he has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it or he is or will be a party and the transactions contemplated by the Finance Documents.

17.4                        Legal validity

(a)                                 Each Transaction Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)                                 Each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and such Security Interests are valid and effective.

17.5                        Non-conflict

The entry into and performance by each Obligor, and the transactions contemplated by, the Transaction Documents to which it is or will be party do not and will not:

(a)                                 conflict with any law or regulation applicable to it;

(b)                                 other than in the case of the Personal Guarantor or the Additional Personal Guarantor, conflict with its constitutional documents; or

(c)                                  conflict with any other document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document.

17.6                        No default

(a)                                 No Default has occurred, is continuing or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any Transaction Document to which it and each of the Obligors is a party.

(b)                                 There is no material breach of any term of any Transaction Document to which it is a party and no person has disputed, repudiated or disclaimed liability under any Transaction Document to which it is a party or evidenced an intention to do so.

(c)                                  No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create security under any document which is binding on it or any of its assets.

17.7                        Authorisations

(a)                                 Except for the completion of the Perfection Requirements in respect of the relevant Security Document, all authorisations required by it:

(i)                                     in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents, have been obtained or effected (as appropriate) and are in full force and effect; and

(ii)                                  to carry on its business in the ordinary course and in all material respects as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect.

(b)                                 None of the members of the Borrower Group is or has at any time been in violation of any applicable law or regulation, which may have a Material

Adverse Change on the ability of the Borrower Group to conduct its business as currently conducted or as contemplated to be conducted.

17.8                        Governing law and enforcement

(a)                                 The choice of the governing law as the governing law of the Finance Documents to which an Obligor is party will be recognised and enforced in its Relevant Jurisdictions; and

(b)                                 Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document to which it is party will be recognised and enforced in its Relevant Jurisdictions.

17.9                        No misleading information

(a)                                 Any factual information contained in or provided by any member of Borrower Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                 Any financial projections provided by any Obligor have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                                  All information supplied by any Borrower Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

17.10                 Financial statements

(a)                                 The latest Accounts supplied under this Agreement if any:

(i)                                     have been prepared in accordance with the Accounting Standards, consistently applied; and

(ii)                                  give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the Accounting Date to which they were drawn up, and the consolidated results of operations for the Accounting Period for which they were drawn up.

(b)                                 The budgets and forecasts supplied under this Agreement or any other Finance Document were arrived at after careful consideration, have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied and were not misleading in any material respect.

(c)                                  Since the date of the latest Accounts delivered to the Lender there has been no material adverse change in the assets or financial condition of any member of the Borrower Group.

17.11                 Litigation etc.

(a)                                 No litigation, arbitration, expert determination, alternative dispute resolution or administrative proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, could have a Material Adverse Change.

(b)                                 It has not breached any law or regulation which breach could have a Material Adverse Change.

(c)                                  There is no dispute in connection with any Transaction Document that could have a Material Adverse Change.

17.12                 Registration in Hong Kong

The Borrower and the Additional Corporate Guarantor are not registered and have not attempted to register as a non-Hong Kong company under Part 16 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

17.13                 Acquisition Document

(a)                                 The Acquisition Documents contain all the terms of the Acquisition.

(b)                                 Except as otherwise disclosed to the Lender in writing prior to the date of this Agreement or otherwise expressly disclosed in the Acquisition Documents, there is no other material disclosure under or in connection with the Acquisition Documents which qualifies or would have the effect of qualifying any of the representations and/or warranties given by ATA Inc. as seller under the Acquisition Documents, or which would or could reasonably be expected to materially and adversely affect any of the information, opinions, intentions, forecasts and/or projections delivered or supplied by or on behalf of any member of the Borrower Group to the Lender.

(c)                                  no representation or warranty (as qualified by any disclosures made under the Acquisition Documents or otherwise and notified to the Lender by the Borrower in writing prior to the date of this Agreement) given by any party to any Acquisition Document is untrue or misleading in any material respect; and

(d)                                 no party to any Acquisition Document is in default under or breach of any of its obligations under such Acquisition Document in any material respect.

(e)                                  Except as otherwise disclosed in writing to the Lender  prior to the date on which the representation under this Clause 17.13 (Acquisition Document) is given and/or with the prior written consent of the Lender, there has been no amendment, variation or supplement of or to, or waiver by any member of the Borrower Group of, any of the terms of the Acquisition Documents, and no member of the Borrower Group has given any consent under any Acquisition Document, and there has been no termination, rescission or cancellation of any Acquisition Document.

(f)                                   Each Acquisition Document, upon being executed and delivered, is in full force, effect and enforceable (save for any discharge through performance in full).

17.14                 Personal Guarantor representations

(a)                                 The Personal Guarantor understands and acknowledges:

(i)                                     that he has the choice not to proceed with the transaction in connection with this deed;

(ii)                                  that he has the choice to seek independent legal advice in relation to his obligations and liabilities under this deed;

(iii)                               that he has obtained and reviewed the financial information of the Borrower and is aware of the financial condition of the Borrower in relation to the discharging of payment and any other obligation under the Finance Documents by the Borrower before signing this deed;

(iv)                              that by signing this deed, he may be liable instead of or as well as the other Obligors:

(A)                               for the punctual performance by each other Obligor of all of its obligations under the Finance Documents in accordance with Clause 16 (Guarantee and indemnity); and

(B)                               to indemnify the Lender in accordance with of Clause 16 (Guarantee and indemnity);

(v)                                 that if any other Obligor does not pay any amount when due under a Finance Document or if the Lender suffers any loss or liability if any obligation of a Obligor under any Finance Document is or becomes unenforceable, invalid or illegal, he will be called upon to honour his obligations under this deed;

(vi)                              that his liabilities under this deed are payable on demand;

(vii)                           that his obligations under this deed will be extinguished when all amounts owed by the Obligors to the Lender under the Finance Documents have been unconditionally and irrevocably paid and discharged in full; and

(viii)                        that he has been or will be provided with a copy of each of the Loan Agreement and the other Finance Documents.

(b)                                 He fully understands the nature and extent of his obligations and liabilities under this deed and has acted independently and free from any undue influence of any person.

17.15                 Shares

(a)                                 As at the Effective Date:

(i)                                     Subject to the Security Documents, 99% of the issued shares of the Borrower are legally and beneficially owned by Mr. Ma, which shares are fully paid, non-assessable and held free and clear of all

Security Interests other than Security Interests expressly permitted under this Agreement and, prior to the date of the Release of the BOSHK Loan Borrower Share Charge (as defined below), the BOSHK Loan Borrower Share Charge.

(ii)                                  The Additional Corporate Guarantor is the legal and beneficial owner of 28,498,800 shares of the Target Company, representing 51% equity interests therein.

(iii)                               Management Company 1 is the legal and beneficial owner of 2,151,380 shares of the Target Company, representing 3.85% of the equity interests therein.

(iv)                              Management Company 2 is the legal and beneficial owner of 1,816,100 shares of the Target Company, representing 3.25% of the equity interests therein.

(v)                                 Management Company 3 is the legal and beneficial owner of 5,252,720 shares of the Target Company, representing 9.4% of the equity interests therein.

(vi)                              The issued share capital or number of authorised and issued shares (as appropriate) of the Borrower is as set forth in Part I of Schedule 1 (Parties).

(b)                                 The shares which are, or are intended to be, subject to the Transaction Security created under the Security Documents are fully paid and not subject to any option to purchase or similar rights, other than as contemplated by the BOSHK Loan Borrower Share Charge.

(c)                                  The constitutional documents of the companies whose shares are subject to the Security Interest created under the Security Documents do not and could not restrict or inhibit:

(i)                                     the creation of any Security Interest under the applicable Security Documents; and/or

(ii)                                  any transfer of those shares on creation or enforcement of such Security Interest.

(d)                                 There are no agreements in force which provide for the issuance or allotment of, or grant any person the right to call for the issuance or allotment of, any share or loan capital (including any option or right of pre-emption or conversion).

17.16                 Assets

(a)                                 It is or will be at the time of grant of the relevant Security Document, the sole legal and beneficial owner of the Charged Property. It owns or has leased or licensed to it all material assets necessary to conduct its business as it is being or will be conducted.

(b)                                 It shall maintain its property in good condition and make all reasonable and necessary renewals, replacements, additions, improvements, thereof so that the business carried out at the Effective Date in connection therewith may be conducted at all times.

(c)                                  It shall undertake all actions reasonably necessary to maintain, preserve and protect its property and assets and to enforce its rights and title to such property and assets.

17.17                     Security Documents

Upon execution and delivery thereof and the completion of the applicable Perfection Requirements, the Security Documents will be effective to create, in favour of the Lender a legal, valid, enforceable and perfected first priority Security Interest on the Charged Property described therein. There is no Security Interests encumbering the Charged Property except for the Security Documents and as contemplated by the BOSHK Loan Borrower Share Charge.

17.18                     Stamp duties

As at the Effective Date, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

17.19                     Ranking of security

Each Security Document creates first priority security interests of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security Interest.

17.20                     Immunity

(a)                                 The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)                                 it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

17.21                     No adverse consequences

(a)                                 It is not necessary under the Relevant Jurisdiction:

(i)                                     in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)                                  by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)                                 the Lender is not and will not be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

17.22                     Anti-corruption law

Each member of the Borrower Group has conducted its businesses in compliance with applicable anti-corruption laws and has initiated and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.23                     Anti-money laundering

The operations of each Obligor are and have been conducted at all times in compliance with all applicable Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Entities involving any Obligor with respect to Anti-Money Laundering Laws is pending or, to the best of each Obligor’s knowledge, threatened or contemplated.

17.24                     Anti-Terrorism — Sanctions

Neither it, nor as far as any Obligor is aware (or ought reasonably to be aware), after due enquiry and diligence by that Obligor, any director, officer, agent, employee, Affiliate or person acting on behalf of the Borrower:

(a)                                 is currently subject to any Sanctions;

(b)                                 is in violation of, or is the subject of any action, proceeding, litigation, claim or investigation concerning, any Sanctions;

(c)                                  is a Designated Person;

(d)                                 has received funds or other property from a Designated Person or conducted any activities or business dealings, directly or indirectly, with or for the benefit of a Designated Person;

(e)                                  has engaged or is engaging, directly or indirectly, in any transaction or conduct that would reasonably be expected to result in it or any of its Affiliates becoming a Designated Person, or which evades or avoids, or is entered into for the purpose of evading or avoiding, any prohibitions or restrictions set forth in any Sanctions; or

(f)                                   has dealt or engaged in, or deals or engages in, directly or indirectly, any transaction or activities relating to any property or interest in property blocked pursuant to any Sanctions.

17.25                     Times for making representations and warranties

(a)                                 Unless otherwise specified, the representations and warranties set out in this Clause 17 are made by each Obligor on the Effective Date and the Utilisation Date.

(b)                                 Unless a representation and warranty is expressed to be given at or as of a specific date or dates only, each representation and warranty is deemed to be repeated by each Obligor on the date of the Request and on each Interest Payment Date and in the case of the Additional Corporate Guarantor, the day on which the Additional Corporate Guarantor executes the PRC Corporate Guarantee.

(c)                                  When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.

18.                               INFORMATION COVENANTS

18.1                            Financial statements

(a)                                 The Borrower shall supply to the Lender:

(i)                                     commencing with the annual Accounting Period ending on 31 December 2018, the management accounts of the Borrower and the consolidated audited financial statements of the Borrower Group other than the Borrower for each annual Accounting Period; and

(ii)                                  commencing with the Accounting Period ending on September December 2018 the management accounts of the Borrower and the consolidated unaudited financial statements and management report (which report shall be in a form acceptable to the Lender) of the Borrower Group other than the Borrower for each quarterly Accounting Period.

(b)                                 All Accounts shall be supplied as soon as they are available and:

(i)                                     in the case of the audited Accounts, within one hundred and twenty (120) days of the end of the relevant Accounting Period; and

(ii)                                  in the case of the unaudited quarterly Accounts and the management report or management accounts, within sixty (60) days of the end of the relevant Accounting Period.

18.2                            Information - miscellaneous

The Borrower and Mr. Ma shall procure each Member of the Borrower Group shall supply to the Lender:

(a)                                 at the same time as they are despatched, copies of all documents despatched by it to its shareholders generally (or any class of them) or despatched by it to its creditors generally (or any class of them);

(b)                                 promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Change or involve liability in an amount the Base Currency Equivalent of which, when taken together with any related proceedings, is in excess of US$1,000,000;

(c)                                  promptly upon becoming aware of them, details of any information or notice received or obtained by it that any of its assets, mines and/or mineral deposits  is, may be or may come, under investigation by a Government Entity;

(d)                                 promptly on request, copies of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document or to carry on its business as it is being or will be conducted;

(e)                                  promptly on request, an up to date copy of its shareholders’ register (or the equivalent under the law of its jurisdiction of incorporation);

(f)                                   promptly on request, such further information regarding its financial condition, assets and operations (including any requested amplification or explanation of any item in the Accounts or other material provided by any Obligor under this Agreement) as the Lender may reasonably request;

(g)                                  promptly upon becoming aware of them, details of any event which has or may reasonably be expected to have a Material Adverse Change; and

18.3                            Notification of Default

(a)                                 Each Obligor shall notify the Lender of any Default (and the steps, if any, being or proposed to be taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly on request by the Lender, the Borrower shall supply to the Lender a certificate, signed by any one director on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being or proposed to be taken to remedy it.

18.4                            Year end

Each Obligor shall ensure, and shall procure that each member of the Borrower Group shall ensure, that the last day of each of its annual Accounting Periods falls on an Accounting Date (including that the last day of each of its financial years falls on 31 December).

18.5                            Know your customer requirements

Each Obligor shall promptly on the request of the Lender supply to the Lender any documentation or other evidence which is reasonably requested by the Lender (whether for itself or any prospective new Lender) to enable the Lender or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

19.                               GENERAL COVENANTS

19.1                            General

Each Obligor agrees to be bound by the covenants set out in this Clause 19 relating to it.

19.2                            Authorisations

(a)                                 Each Obligor shall promptly obtain, maintain and comply with the terms of any authorisation required to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document and the transactions contemplated by them.

(b)                                 Each Obligor shall obtain, maintain and comply with the terms of any authorisation required to enable it to carry on its business in the ordinary course where failure to do so may have a Material Adverse Change.

19.3                            Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it is subject.

19.4                            Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or any other jurisdiction where it carries on business.

19.5                            Negative pledge

(a)                                 Except as provided in Clause 19.5(c) below, no Obligor (other than the Additional Personal Guarantor) shall create or allow to exist any Security Interest on any of its assets.

(b)                                 The Borrower shall not (and shall ensure that no other member of the Borrower Group will):

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Borrower Group;

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                               enter into or permit to subsist any title retention arrangement;

(iv)                              enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)                                 enter into or permit to subsist any other preferential arrangement having a similar effect;

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                  Clauses 19.5(a) and 19.5(b) above does not apply to:

(i)                                     any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)                                  any Security Interest arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(iii)                               the Security Interest created under the BOSHK Loan Borrower Share Charge;

(iv)                              any Security Interest which is created with the prior written consent of the Lender; or

(v)                                 the ATA Learning Restructuring.

19.6                            Disposals

(a)                                 Except as provided in Clause 19.6(b) below, and without limiting any other provision of this Agreement, the Borrower shall not, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)                                 Clause 19.6(a) above does not apply to any disposal:

(i)                                     of cash where such disposal is permitted by the other terms of the Finance Documents;

(ii)                                  of any assets approved in writing by the Lender;

(iii)                               made in the ordinary course of trading of the disposing entity;

(iv)                              of assets in exchange for other assets comparable or superior, as to type, value and quality;

(v)                                 arising solely by virtue of the entry into of any Security Document; or

(vi)                              the ATA Learning Restructuring.

19.7                            Loans and guarantees

The Borrower shall not make or allow to subsist any loans, grant any credit (save in the ordinary course of business) or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, other than any intercompany loan made or to be made to the Borrower and the BOSHK Loan.

19.8                            Payment and performance of obligations

Each Obligor shall make all payments, and perform all of its obligations, in connection with the Loan in accordance with the terms of this Agreement and the other Finance Documents to which it is a party.

19.9                            Financial Indebtedness

The Borrower shall not incur or permit to remain outstanding any Financial Indebtedness except the Financial Indebtedness incurred in connection with the BOSHK Loan and any Financial Indebtedness incurred pursuant to any Transaction Documents.

19.10                     Mergers

(a)                                 The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)                                 This Clause 19.10 does not apply to:

(i)                                     the Acquisition;

(ii)                                  any amalgamation, demerger, merger or corporate reconstruction of an Obligor which, after such amalgamation, demerger, merger or corporate reconstruction, that the Borrower is the surviving entity; or

(iii)                               the ATA Learning Restructuring.

19.11                     Equity Interests and Dividends

(a)                                 The Borrower shall not issue any shares, warrants, options or other equity interests or securities without the prior written consent of the Lender.

(b)                                 The Borrower shall not:

(i)                                     declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital), without the prior approval of the Lender;

(ii)                                  repay or distribute any share premium account; or

(iii)                               pay or allow any Obligor to pay any management, advisory or other fee to or to the order of the shareholders of the Borrower or any other Obligor (or any of their respective Affiliates which is not an Obligor).

19.12                     Change of Business

The Borrower and Mr. Ma shall procure that no substantial change is made to the general nature of its the business or the business of the Borrower Group from that carried on at the date of this Agreement.

19.13                     Access

(a)                                 Upon reasonable notice being given by the Lender, each Obligor (other than the Additional Personal Guarantor) shall allow any one or more representatives of the Lender and/or accountants or other professional advisers appointed by the Lender (at the Borrower’s risk and the Lender’s expense) to have access during normal business hours to the premises, assets, books and records of the any member of the Borrower Group.

(b)                                 Each Obligor (other than the Additional Personal Guarantor) shall permit the Lender or its representatives reasonable access to inspect the technical and statistical data, accounting books, records and other data of each member of the Borrower Group as the Lender may reasonably require at reasonable times with at least five (5) Business Days’ notice and so as not unreasonably to interfere with such member’s operations for the purposes of performing its duties under the Finance Documents and to take copies of any documents inspected.

(c)                                  Each Obligor (other than the Additional Personal Guarantor) shall keep and maintain up to date in accordance with good business practice and applicable laws all of its statutory books, books of account, bank statements and other records.

19.14                     Distribution of cash dividend and prepayment of the swap funding

(a)                                 Mr. Ma shall procure the Board of ATA Inc. shall, as soon as practicable, but in any event no later than twenty (20) days from the Utilisation Date, distribute the cash dividend with an amount not less than US$51,000,000 to the Swap Funding Borrower.

(b)                                 Mr. Ma shall procure the Swap Funding Borrower shall use the entire cash dividend received to prepay the Swap Funding within two (2) Business Days from the receipt of such cash dividend.

19.15                     Custody of shares of the Target Company upon IPO

Upon the occurrence of an IPO, Mr. Ma shall procure the shares of the Target Company with the market value of not less than RMB800,000,000 (calculated by reference to the Offering Price) to be deposited into a securities account opened with Haitong Securities Company Limited.  For the avoidance of doubt, unless otherwise agreed by the parties thereto, such deposit pursuant to this Clause shall not be deemed to create any Security Interest over the deposited shares in favour of the Lender or Haitong Securities Company Limited or any of their Affiliates.

19.16                     Taxes

(a)                                 Each Obligor shall pay all Taxes due and payable (or, where payments of Tax shall be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)                                     payment of those Taxes is being contested in good faith;

(ii)                                  adequate reserves are being maintained for those Taxes and the costs required to contest them, which have been disclosed in its latest financial statements delivered to the Lender under Clause 18 (Information Covenants); and

(iii)                               failure to pay those Taxes would not have or would not be reasonably likely to result in a Material Adverse Change.

(b)                                 No Obligor may change its residence for Tax purposes and become a US Tax Obligor.

19.17                     Acquisition Documents

(a)                                 The Borrower shall ensure that the Acquisition Completion Date will occur before the Acquisition Long Stop Date.

(b)                                 The Borrower shall procure any and all amounts payable to the seller under the Acquisition Documents will be paid as and when such amounts become due.

(c)                                  Without prejudice to this Clause  the Borrower shall:

(i)                                     comply in all material respects with the provisions of each Acquisition Document to which it is a party;

(ii)                                  take all reasonable and practical steps to preserve and enforce its rights and remedies under or in connection with, and pursue any claims under, the Acquisition Documents;

(iii)                               inform the Lender of any material default under or breach of or non-compliance with the terms of the Acquisition Documents by any party thereto (including without limitation any breach of warranty thereunder) or the existence of any claim against any party to any Acquisition Document, in each case promptly upon becoming aware of the same; and

(iv)                              not, without the prior written consent of the Lender:

(A)                               make or agree to any amendment or variation of or supplement to any provision of any Acquisition Document in any material respect;

(B)                               terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any Acquisition Document;

(C)                               grant or agree to any waiver of any of its material rights or remedies under or in connection with any Acquisition Document;

(D)                               give any consent (which could reasonably be expected to be materially adverse to the interests of any member of the Borrower Group or the Lender ) under any Acquisition Document; or

(E)                                assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any Acquisition Document except pursuant to the Security Documents.

19.18                     Compliance with Anti-Bribery and Corruption Laws

(a)                                 Each Obligor shall:

(i)                                     conduct its business in compliance with all applicable Anti-Bribery and Corruption Laws; and

(ii)                                  maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with all applicable Anti-Bribery and Corruption Laws.

(b)                                 No Obligor shall, directly or indirectly, use (or permit the use of) the proceeds of the Loan for any purpose that would breach any applicable Anti-Bribery and Corruption Laws.

19.19                     Compliance with Anti-Money Laundering Laws

Each Obligor shall ensure that its operations are conducted at all times in compliance with all applicable Anti-Money-Laundering Laws.

19.20                     Compliance with Anti-Terrorism Law

(a)                                 No Obligor shall, directly or indirectly, engage in any transaction that violates any Sanctions.

(b)                                 No Obligor shall, directly or indirectly, use all or any part of the proceeds of any Loan, or lend, make payments, contribute or otherwise make available all or part of such proceeds (or permit or authorise any of the foregoing activities) to any Subsidiary, joint venture partner or other person, to fund any activities or business with any Designated Person that could result in a violation of any Sanctions by any Obligor or the Lender.

(c)                                  Each Obligor shall ensure that none of the funds or assets of any Obligor that are used to repay the Loan shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and shall ensure that no Designated Person has any direct or indirect interest in any Obligor that would constitute a violation of any Sanctions.

(d)                                 No Obligor shall fund all or any part of any payment under this Agreement or any other Finance Document out of proceeds derived from transactions that violate any Sanctions.

19.21                     Conditions subsequent

(a)                                 Each Obligor shall promptly after the signing of any Finance Document ensure that all Perfection Requirements specified in the relevant Security Document are completed and, in any event, in accordance with the timeframes in the relevant Security Document.

(b)                                 Mr. Ma and the Borrower shall cause the Additional Corporate Guarantor to execute the PRC Corporate Guarantee on the date of the Release of the BOSHK Loan Borrower Share Charge.

(c)                                  As soon as practicable, and in any event within five (5) Business Days, of all amounts outstanding under or payable in connection with the BOSHK Loan being paid in full to BOSHK, the Borrower shall provide evidence, to the reasonable satisfaction of the Lender in respect of the release, de-registration, discharge or otherwise of the BOSHK Loan Borrower Share Charge (the “Release of the BOSHK Loan Borrower Share Charge”).

(d)                                 Upon the date of the Release of the BOSHK Loan Borrower Share Charge, Mr. Ma shall mortgage the additional 44% issued shares in the Borrower previously subject to the security interest created under the BOSHK Loan Borrower Share Charge in favour of the Lender (the “Further Mortgaged Shares”) and shall, deliver the documents, do such things, make such filings and take such other actions as reasonably required by the Lender to perfect and protect the Security Interests in respect of the Further Mortgaged Shares, in each case pursuant to the terms of the Borrower Share Mortgage.

19.22                     Further Assurances

Each Obligor shall at its sole cost and expense:

(a)                                 promptly do all such acts (including the giving of any notice, order or direction, the making of any filing or registration) or execute all such documents, (including instruments, certificates, assignments, deeds, transfers, mortgages, charges, notices, instructions and other documents)  (the “Supplemental Documentation”) as the Lender may reasonably specify:

(i)                                     to create, perfect or protect the Transaction Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Charge over all or any of the assets which are, or are intended to be, the subject of the Transaction Security);

(ii)                                  to facilitate the exercise of any right, power, discretion or remedy of the Lender provided by or pursuant to the Finance Documents or by law;

(iii)                               to confer on the Lender a Security Interest over any property and assets of an Obligor located in any jurisdiction equivalent or similar to the Transaction Security intended to be conferred by or pursuant to the Security Documents; and/or

(iv)                              to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security;

(b)                                 take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents; and

(c)                                  do and execute all and such further lawful and reasonable acts, conveyances and assurances for carrying out of the intents and purposes of this Agreement and the other Finance Documents as the Lender shall reasonably require from time to time, including, without limitation, amendments to the organizational documents of the Obligors.

20.                               DEFAULT

20.1                            Events of Default

Each of the events set out from Clause 20.2 (Non-payment) to Clause 20.21 (Acquisition) is an Event of Default.

20.2                            Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents unless its failure to pay is caused by an administrative or technical error and payment is made within three (3) Business Days of its due date.

20.3                            Swap Funding prepayment failure

The failure of Mr. Ma or any other Obligor’s failure to cause the cash dividend to be distributed to the Swap Funding Borrower and the prepayment of the Swap Funding to the Swap Funding Lender by the Swap Funding Borrower in accordance with Clause 19.14 (Distribution of Cash Dividend and Prepayment of the Swap Funding).

20.4                            Breach of other obligations

An Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clauses 20.2 (Non-payment) 20.3 (Swap Funding Prepayment Failure) and, unless the non-compliance:

(a)                                 is capable of remedy; and

(b)                                 is remedied within ten (10) Business Days of the earlier of the Lender giving notice of the breach to the Borrower and any Obligor becoming aware of the non-compliance.

20.5                            Misrepresentation

A representation, warranty or certification made or deemed to be repeated by an Obligor (including the Borrower on behalf of any Borrower Group member) and/or a shareholder of the Borrower, in any Finance Document or in any document delivered by or on behalf of any such person under any Finance Document is incorrect, misleading or false in any material respect when made or deemed to be repeated.

20.6                            Cross-default

(a)                                 Any Financial Indebtedness of any member of the Borrower Group is not paid when due nor within any originally applicable grace period.

(b)                                 Any Financial Indebtedness of any member of the Borrower Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any commitment for any Financial Indebtedness of any member of the Borrower Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                                 Any creditor of any member of the Borrower Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), except where the aggregate of all such Financial Indebtedness and trade indebtedness is less than US$5,000,000.

20.7                            Insolvency

(a)                                 A member of the Borrower Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)                                 The value of the assets of any member of the Borrower Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of any member of the Borrower Group.

20.8                            Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken or occurs in relation to:

(a)                                 the suspension of payments, a moratorium of any indebtedness, striking-off, winding-up, dissolution, liquidiation, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Borrower Group;

(b)                                 a composition or arrangement with any creditor of any member of the Borrower Group, or an assignment for the benefit of creditors generally of any member of the Borrower Group or a class of such creditors;

(c)                                  the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Borrower Group or any of its assets; or

(d)                                 enforcement of any Security over any assets of any member of the  Borrower Group,

or any analogous procedure or step is taken in any jurisdiction.

Clause 20.8(a) (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within seven (7) days of commencement.

20.9                            Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset or assets of a member of the Borrower Group and is not discharged within seven (7) days.

20.10                     Analogous proceedings

There occurs, in relation to any Obligor, in any jurisdiction to which it or any of its assets are subject, any analogous proceeding or step to any of those mentioned in Clauses 20.7 (Insolvency) to 20.9 (Creditors’ process) (inclusive).

20.11                     Cessation of business

Any member of the Borrower Group suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or changes the general nature of its business from that undertaken at the Utilisation Date.

20.12                     Finance documents

(a)                                 It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)                                 Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)                                  A Security Document does not create the Security Interests it purports to create.

(d)                                 An Obligor repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

20.13                     Ownership

There is a Borrower Change of Control.

20.14                     Expropriation

(a)                                 Any asset which is material to the existing operations of an Obligor is nationalised, confiscated or requisitioned.

(b)                                 Any part of the rights of an Obligor or any other party to a Transaction Document are forfeited, suspended or otherwise abrogated by any Government Entity.

(c)                                  There is any other intervention in respect of the assets of an Obligor or any other party to a Principal Contract by or on behalf of any Government Entity and such intervention would have a Material Adverse Change.

20.15                     Proceedings

There shall occur any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry concerning or arising in consequence of any of the Finance Documents or the implementation of any matter or transaction provided for in the Finance Documents, and which is reasonably likely to be determined adversely to any Obligor, and which if so determined could have a Material Adverse Change.

20.16                     Constitutional documents

Save as permitted by Clause 19.2(a) (Authorisations) of this Agreement, any change is made to any of the Obligor’s memorandum or articles of association or other constitutional documents in a way which may be prejudicial to the interests of the Lender or inconsistent with the terms of this agreement or any other Finance Document, other than such change arising out of or in connection with the ATA Learning Restructuring.

20.17                     Repudiation

(a)                                 An Obligor repudiates a Finance Document or an Acquisition Document to which it is party or evidences an intention to repudiate a Finance Document to which it is party.

(b)                                 Any Finance Document or Acquisition Document ceases for any reason (or is claimed by an Obligor) to be in full force and effect or to be the legal, valid and binding obligation of any Obligor a party thereto, enforceable in accordance with its terms.

20.18                     Change of Law

The introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation where such change prevents any of the Obligors (other than the Additional Personal Guarantor) from continuing with the operation of its business or would likely result in a Material Adverse Change.

20.19                     Material Adverse Change

Any one event or more events or changes (whether related or not) occurs that are likely to cause or constitute, either in a case or in the aggregate, a Material Adverse Change for a period in excess of five (5) Business Days.

20.20                     Personal Guarantor  and the Additional Personal Guarantor defaults

Any of the following occurs in respect of the Personal Guarantor and the Additional Personal Guarantor:

(a)                                 the Personal Guarantor or the Additional Personal Guarantor dies or ceases to be of sound mind.

(b)                                 An order is made or receiver appointed in respect of the Personal Guarantor or the Additional Personal Guarantor under the Mental Health Ordinance (Cap. 136 of the laws of Hong Kong) or a step or procedure is taken in any jurisdiction which results in the Personal Guarantor or the Additional Personal Guarantor’s lack or loss of ability or legal capacity to perform his obligations under any Finance Document to which he is a party.

20.21                     Acquisition

The Acquisition does not occur by the Acquisition Long Stop Date.

21.                               ACCELERATION

21.1                            Acceleration

If an Event of Default has occurred and is continuing, the Lender may by notice to the Obligors, and at the Lender’s option:

(a)                                 declare that an Event of Default has occurred; and/or

(b)                                 cancel all or any part of the Total Commitment; and/or

(c)                                  declare that all of part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are:

(i)                                     immediately due and payable; and/or

(ii)                                  payable on demand by the Lender; and/ or

(d)                                 exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21.2                            SET-OFF RIGHTS

On and at any time after the occurrence of an Event of Default, the Lender shall have the right, without prior notice to the Borrower or any other Obligors, to set off and apply any credit balance in any currency upon any accounts and any deposit (whether current or deposit, general or special, and whether at or prior to maturity and whether subject to notice or not) to which any Obligor or its Affiliate is at any time beneficially entitled on any account at any office of the Lender (or of its Affiliates) towards the satisfaction of any of the obligation of any Obligor under any of the Finance Documents.  Promptly following such set off, the Lender shall give the relevant Obligor written notice setting forth the details thereof; provided, however, that such notice shall not be a condition to the right to set off and failure to give such notice shall not invalidate or impair the set off. The Lender is hereby authorized to purchase with the monies standing to the credit of any such accounts such other currencies to satisfy such obligations.

22.                               EVIDENCE AND CALCULATIONS

22.1                            Accounts

Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2                            Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of proven or manifest error, conclusive evidence of the matters to which it relates.

22.3                            Release and Discharge

Upon the Lender being satisfied that all amounts outstanding under or payable in connection with this Agreement have been unconditionally and irrevocably paid in full, the Borrower may request that:

(a)                                 the Lender provide to it written confirmation that such payments have been made and that as a result the Borrower is no longer subject to the restrictions provided for in this Agreement; and

(b)                                 the Lender take all steps reasonably necessary to give effect to the release and reassignment of Security Interests granted under the Security Documents.

23.                               INDEMNITIES

23.1                            Currency indemnity

(a)                                 The Obligors shall, as an independent obligation, indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i)                                     the Lender receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)                                  that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)                                 Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2                            Other indemnities

(a)                                 The Obligors shall indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i)                                     the occurrence of any Event of Default;

(ii)                                  any failure by an Obligor to pay any amount due under a Finance Document on its due date; or

(iii)                               the Loan (or part of the Loan) not being prepaid in accordance with this Agreement.

The Obligors’ liability in each case includes any loss or expense incurred on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid with respect to the Loan.

(b)                                 The Obligors shall indemnify the Lender against any loss or liability reasonably incurred by the Lender as a result of:

(i)                                     investigating any event which is a Default; or

(ii)                                  acting or relying on any notice which the Lender reasonably believes to be genuine, correct and appropriately authorised.

24.                               EXPENSES

24.1                            Initial costs

The Borrower, within three (3) Business Days of demand, pay the Lender the amount of all costs and expenses (including fees and disbursements of counsel, financial advisers and accountants) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement, the Finance Documents and/or other documents contemplated by this Agreement and/or the Finance Documents.

24.2                            Subsequent costs

(a)                                 If an Obligor requests an amendment, waiver or consent, or an amendment is required pursuant to Clause 25.2 (change of currency), the Borrower, shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

(b)                                 Subject to Clause 23 (Indemnities) of this Agreement, the Obligors shall pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it or any of its Affiliates in connection with any other matter not of an ordinary administrative nature arising out of or in connection with any Finance Document (including in connection with any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceedings or enquiries concerning or arising as a consequence of the Lender entering into this Agreement).

24.3                        Enforcement costs

Subject to Clause 23 (Indemnities) of this Agreement, the Obligors shall pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.                               AMENDMENTS AND WAIVERS

25.1                        Procedure

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver shall be binding on all the Parties.

25.2                        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change.

25.3                        Waivers and remedies cumulative

The rights of the Lender under the Finance Documents:

(a)                                 may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.                               CHANGES IN THE PARTIES

26.1                        Assignments and Transfers by the Obligors

No Obligor may assign or transfer any of its rights and obligations under any Finance Document without the prior consent of the Lender.

26.2                        Assignments and Transfers by the Lender

Subject to this Clause 26, the Lender (the “Existing Lender”) may:

(a)                                 assign any of its rights; or

(b)                                 transfer by novation any of its rights and obligations,

under the Finance Documents to its Affiliate or any third party (the “New Lender”).

26.3                        Requirements of Assignment or Transfer

(a)                                 The consent of the Borrower is not required for any assignment or transfer by the Lender pursuant to this Clause 26.

(b)                                 A transfer will be effective only if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(c)                                  An assignment will be effective only if the procedure and conditions set out in Clause 26.6 (Procedure for assignment) are complied with.

26.4                        Limitation of responsibility of Existing Lenders

(a)                                 Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of any Obligor;

(iii)                               the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 The New Lender confirms to the Existing Lender that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or the Total Commitment is in force.

(c)                                  Nothing in any Finance Document obliges the Existing Lender to:

(i)                                     accept a re-transfer or re-assignment from the New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5                        Procedure for transfer

(a)                                 Subject to the conditions set out in Clause 26.3 (Requirements of Assignment or Transfer) a transfer is effected in accordance with paragraph (b) below when the Existing Lender executes an otherwise duly completed Transfer Certificate delivered to it by the New Lender.

(b)                                 On the date of transfer (the “Transfer Date”):

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)                               the New Lender shall become a Party as a “Lender”.

(c)                                  The procedure set out in this Clause 26.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

26.6                        Procedure for assignment

(a)                                 Subject to the conditions set out in paragraph (d) below and in Clause 26.3 (Requirements of Assignment or Transfer), an assignment may be effected in accordance with paragraph (b) below when the Existing Lender executes an otherwise duly completed assignment agreement delivered to it by the New Lender (the “Assignment Agreement”).

(b)                                 On the Transfer Date:

(i)                                     the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                                  the Existing Lender will be released by each Obligor from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)                               the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(c)                                  Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in paragraph (d) below.

(d)                                 An assignment (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on receipt by the Existing Lender (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Existing Lender) that the New Lender will assume the same obligations as it would have been under if it was the Existing Lender.

(e)                                  The procedure set out in this Clause 26.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

26.7                        Copy of Transfer Certificate or Assignment Agreement to Borrower

The Existing Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

26.8                        Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

27.                               CONFIDENTIALITY

27.1                        General Obligation

(a)                                 Each Party undertakes to the other Parties that it shall not disclose, and that it shall procure that its respective directors, equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, auditors and professional advisors (collectively, the “Representatives”) do not disclose, to any third party any Confidential Information without the prior written consent of the Lender and the Borrower, or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Lender or the Borrower.

(b)                                 The term “Confidential Information” as used in this Clause 27 means, (a) any information concerning the organization, business, technology, safety records, investment, finance, transactions or affairs of any Party or any of their respective directors, officers or employees furnished after the Effective Date; (b) the terms or existence of this Agreement and the terms or existence of any of the other Finance Document, and the identities of the Parties and their respective Affiliates; (c) the consolidated unaudited financial statements and management report of the Borrower and the Borrower Group under Clause 18.1(a) and (d) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

27.2                        Exceptions

The provisions of Clause 27.1 above shall not apply to:

(a)                                 disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(b)                                 disclosure by a Party to a Representative; provided that such Representative (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)                                  disclosure by a Party to its Affiliates and their respective Representatives; provided that such Affiliate or Representative (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(d)                                 disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; and / or

(e)                                  in the case where the Lender is the disclosing party, disclosure to any person

(i)                                     to (or through) whom the Lender assigns, novates or transfers (or may potentially assign, novate or transfer) all or any of its rights and obligations under the Finance Documents (or any agent or adviser of such person);

(ii)                                  with (or through) whom the Lender enters into (or may potentially enter into) any participation or sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Loan, the Finance Documents or any Obligor (or any agent or adviser of such person); or

(iii)                               with the consent of the Borrower.

27.3                        Publicity

Except as required by law, by any Government Entity, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without the advance written approval of the Lender on one hand and the Borrower (on behalf of the Borrower Group and the Obligors) on the other hand.

28.                               SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction in relation to any party to that Finance Document, that will not affect:

(a)                                 in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents;

(b)                                 in respect of any other party to such Finance Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Finance Documents; or

(c)                                  in respect of any party to such Finance Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

29.                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

30.                               NOTICES

30.1                        In writing

(a)                                 Any communication in connection with a Finance Document shall be in writing and, unless otherwise stated, may be given by fax or letter.

(b)                                 Unless it is agreed to the contrary, any consent or agreement required under a Finance Document shall be given in writing.

30.2                        Contact details

(a)                                 Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Lender on or before the date it becomes a Party.

(b)                                 The contact details of the Borrower are set out in Part I of Schedule 1 (Parties) and of the Personal Guarantor in Part II of Schedule 1 (Parties).

(c)                                  The contact details of the Lender for this purpose are:

Haitong International Investment Solutions Limited

22/F Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong

Attention: Financial Product Department

Email: SP-OPS@htisec.com

(d)                                 Any Party may change its contact details by giving three (3) Business Days’ notice to the Lender to the other Parties.

(e)                                  Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

30.3                        Effectiveness

(a)                                 Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)                                     if delivered in person, at the time of delivery;

(ii)                                  if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)                               if by fax, when received in legible form.

(b)                                 A communication given under Clause 30.3 (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)                                  A communication to the Lender will only be effective on actual receipt by it.

30.4                        Electronic Communication

(a)                                 Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means if those two Parties:

(i)                                     notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)                                  notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)                                 Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)                                  Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only it is addressed in such manner as the Lender shall specify for this purpose.

(d)                                 Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)                                  Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.4.

31.                               LANGUAGE

(a)                                 Any notice given in connection with a Finance Document shall be in English.

(b)                                 Any other document provided in connection with a Finance Document shall be:

(i)                                     in English; or

(ii)                                  (unless the Lender otherwise agrees) accompanied by a certified English translation.  In such case, the English translation prevails unless the document is a statutory or other official document.

32.                               GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with it, are governed by Hong Kong law.

33.                               ENFORCEMENT

33.1                        Jurisdiction of Hong Kong courts

(a)                                 The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                 The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This clause 33.1 (Jurisdiction of Hong Kong courts) is for the benefit of the Lender only. As a result, no Lender y shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

33.2                        Service of process

(a)                               Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(i)                                     irrevocably appoints  Sharpview Consultants Ltd. at 1299, Wing Tuck Comm. Centre, 177 Wing Lok Street, Sheungwan as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)                                 Each Obligor expressly agrees and consents to the provisions of this clause 33.2 (Service of process).

33.3                        Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(c)                                  suit;

(d)                                 jurisdiction of any court;

(e)                                  relief by way of injunction or order for specific performance or recovery of property;

(f)                                   attachment of its assets (whether before or after judgment); and

(g)                                  execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings)

34.                               ACKNOWLEDGEMENT

Without limiting any provision of any Finance Document, each Obligor acknowledges and agrees that any increase in the Total Commitment and any additional principal amounts that may become outstanding under this Agreement as a result thereof or of any amendment, modification or amendment and restatement of this Agreement shall constitute secured indebtedness for the purposes of each of the Security Documents and shall be guaranteed by the Personal Guarantor under Clause 16 (Guarantee and Indemnity).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

[The remainder of this page has been intentionally left blank.]

Schedule 1
PARTIES

Part I
Borrower

BORROWER

NEW BEAUTY HOLDINGS LIMITED

Country of incorporation: British Virgin Islands
Registered Shareholder: Mr. Kevin Xiaofeng Ma and Mr. Hongxing Qian
Issued Shares: 1,000 shares
Authorized Shares: 50,000 shares
Registered Office Address:
Portcullis Chambers, 4th Floor, Ellen Skelton Building
3076 Sir Francis Drake Highway
Road Town, Tortola, British Virgin Islands VG1110

Address for notices:
1/F East Gate, Building No.2, Jian Wai Soho

No.39 Dong San Huan Zhong Road

Chao Yang District, Beijing 100022, the PRC

Attention:                                                                                                                                         Mr. Patrick Pei Yang
Facsimile Number:                                                                                          +86 10 5869 7350

Part II
Personal Guarantor

MR.  MA

KEVIN XIAOFENG MA  马肖风

Address for notices:
1/F East Gate, Building No.2, Jian Wai Soho

No.39 Dong San Huan Zhong Road

Chao Yang District, Beijing 100022, the PRC

Attention:                                                                                                                                         Mr. Kevin Xiaofeng Ma
Facsimile Number:                                                                                          +86 10 5869 7350

Schedule 2
CONDITIONS PRECEDENT DOCUMENTS

To be delivered on or before the Utilisation Date

1.                                      CORPORATE DOCUMENTS

(a)                                 A copy of the constitutional documents and all amendments thereto of the Borrower (including, in respect of the Borrower, all statutory registers).

(b)                                 A copy of the approval of the board of directors of the Borrower,

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute and deliver the Finance Documents to which it is a party;

(ii)                                  authorising a specified person or persons to execute and deliver the Finance Documents to which it is a party on its behalf;

(iii)                               authorising a specified person or persons, on its behalf, to execute, sign and/or despatch all documents and notices (including, if relevant, any Request) to be executed, signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)                              in the case of the Borrower, authorising the registered agent of the Borrower to enter the particulars of the Debenture on the register of charges of the Borrower pursuant to the BCA;

(v)                                 in the case of the Borrower, authorising the registered agent of the Borrower to make a notation in its register of members of the security interest created by the Borrower Share Mortgage pursuant to the BCA; and

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                 A copy of a resolution signed by all the holders of the issued shares in the Borrower in respect of amendments required to be made to the memorandum and articles of association of the Borrower to comply with the terms of the Borrower Share Mortgage.

(e)                                  A certificate from the Borrower signed by an authorised signatory confirming that borrowing, guaranteeing and/or granting security in respect of the Total Commitments (as appropriate) would not cause any borrowing, guaranteeing, security or similar limit binding on it to be exceeded.

(f)                                   A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent documents) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)                                  A certificate of incumbency in respect of the Borrower issued by its registered agent dated not earlier than one (1) month from the Effective Date.

2.                                      PERSONAL GUARANTOR DOCUMENTS

In respect of the Personal Guarantor, certified true copies of:

(a)                                 his identification document;

(b)                                 document(s) in respect of any change of name (if applicable); and

(c)                                  proof of residential address (by documents issued by banks, credit card companies, insurance companies, mandatory provident fund trustee companies or utility company bearing of his name or other document accepted by the Lender).

3                                         FINANCE DOCUMENTS

Originals of the following Finance Documents, duly executed and delivered by the parties thereto and effective pursuant to the terms thereof:

(a)                                 this Agreement; and

(b)                                 any other Finance Document.

4                                         SECURITY DOCUMENTS

Originals of the following Security Documents, duly executed and delivered by the parties thereto and effective pursuant to the terms thereof:

(a)                                 the Borrower Share Mortgage;

(b)                                 the Debenture;

(c)                                  the PRC Equity Pledge;

(d)                                 each Personal Guarantee;

(e)                                  a copy of all notices required to be sent, and other documents required to be executed and any acknowledgments, consents and/or direct agreements required to be obtained under the Security Documents;  and

(f)                                   a copy of all share certificates, transfers, stock transfers forms or their equivalent, each duly executed by the relevant Obligor in blank in relation to the assets subject to, or expressed to be subject to, the Security created pursuant to the relevant Security Document, and any other documents of title and/or other statutory forms or documents which are required in order to perfect such Security (including deeds of appointment of proxy resignation letters, authorisation letters and letters of instruction to the registered agent).

5.                                      ACQUISITION DOCUMENTS

(a)                                 Copies of the following, duly executed and delivered by the parties thereto and effective pursuant to the terms thereof:

(i)                                     the Share Purchase Agreement;

(ii)                                  the Deed of Assignment; and

(iii)                               any other Acquisition Document.

(b)                                 A copy of the ATA Learning SPA.

6                                         LEGAL OPINIONS

A legal opinion as to the British Virgin Islands law from Mourant Ozannes addressed to the Lender substantially in the form distributed to the Lender prior to signing this Agreement.

7                                         OTHER DOCUMENTS AND EVIDENCE

(a)                                 Evidence satisfactory to the Lender that there has been no material adverse change in the business, assets or consolidated financial condition and performance of any Obligor or in the international or domestic money, debt, bank or capital financial markets since the Effective Date.

(a)                                 The notice and acknowledgment to the Personal Guarantor and the Additional Personal Guarantor signed by them pursuant to the Code of Banking Practice of Hong Kong, the relevant circular issued by The Hong Kong Association of Banks and the Law Society of Hong Kong.

(b)                                 The payment instructions duly executed and delivered by the Borrower, the Lender and BOSHK whereby the Borrower instructs BOSHK to transfer the full amount of the proceeds of the Loan to the bank account designated therein.

(c)                                  The cross-pledge agreement with respect to the cross-collateralisation of the collateral under the Swap Funding for the Loan duly executed and delivered by the Swap Funding Borrower, the Swap Funding Lender, the Lender, the Borrower and Mr. Ma.

(d)                                 A copy of the BOSHK Loan Agreement.

(e)                                  A copy of the board resolutions of ATA Inc. dated on or about 7 August 2018 in respect of the declaration of cash dividends.

(f)                                   Evidence satisfactory to the Lender that ATA Inc. has published the announcement regarding the declaration of the cash dividends.

(g)                                  A copy of the latest management accounts of the Borrower and financial statements of the Additional Corporate Guarantor.

(h)                                 A copy of any other authorisation or other document, opinion or assurance which the Lender notifies to the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

(i)                                     Evidence of the appointment of the process agent as required by the relevant Finance Documents to which an Obligor is a party.

(j)                                    Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clauses 13 (Fees) and 24 (Expenses) have been paid or will be paid by the Utilisation Date.

5.                                      DUE DILIGENCE

The Lender shall be satisfied with the results of its due diligence exercise in connection with the transactions contemplated under the Finance Documents.

Schedule 3
FORM OF REQUEST

To:                             HAITONG INTERNATIONAL INVESTMENT SOLUTIONS LIMITED as Lender

From:               NEW BEAUTY HOLDINGS LIMITED 新美控股有限公司

Date:                  [•]

New Beauty Holdings Limited 新美控股有限公司 - US$40,000,000 Secured Loan Agreement dated [•] 2018 (the “Agreement”)

1.                                      We refer to the Agreement. This is the Request. Terms defined in the Agreement shall have the same meaning in this Request.

2.                                      We wish to draw-down the Loan on the following terms:

(a)                                 Utilisation Date: [•]

(b)                                 Amount: US$[•]

3.                                      The proceeds of the Loan shall be credited to:

Beneficiary Bank: Bank of Shanghai (Hong Kong) Limited

SWIFT Code: BOSHHKHH

Correspondent Bank: Deutsche Bank Trust Company Americas, N.Y.

SWIFT Code: BKTRUS33

Account Name: New Beauty Holdings Limited

Account Number: 200257

4.                                      the Proceeds of the Loan shall only be used to

(a)                                 be applied towards the Purchase Price Consideration; and

(b)                                 pay any fees, costs and expenses, stamp duty, registration and any other Taxes incurred by the Borrower in connection with the Acquisition.

4.                                      We confirm that each condition precedent under the Agreement which shall be satisfied on the date of this Request is so satisfied.

5.                                      This Request is irrevocable.

By: New Beauty Holdings Limited

新美控股有限公司

Name:
Title:

Schedule 4
FORM OF TRANSFER CERTIFICATE

To:                             Haitong International Investment Solutions Limited (the “Existing Lender”)

From:               [the New Lender] (the “New Lender”)

Dated:

NEW BEAUTY HOLDINGS LIMITED (新美控股有限公司) — US$40,000,000 Loan Agreement dated [       ] (the “Agreement”)

1.                                      We refer to Clause 26.5 (Procedure for transfer) of the Agreement.  This is a Transfer Certificate.  Terms used in the Agreement shall have the same meaning in this Transfer Certificate.

2.                                      The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 26.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents.

3.                                      The proposed Transfer Date is [•].

4.                                      The address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 30.2 (Contact details) are set out in the Schedule.

5.                                      The New Lender expressly acknowledges:

(a)                                 the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 26.4 (Limitation of responsibility of the Existing Lender); and

(b)                                 that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.                                      The New Lender confirms that it is a “New Lender” within the meaning of Clause 26.2 (Assignments and transfers by the Lender).

7.                                      The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.                                      This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.                                      This Transfer Certificate and all non-contractual obligations arising from or in connection with this Transfer Certificate are governed by English law.

10.                               This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Schedule 5

FORM OF PRC CORPORATE GUARANTEE

SIGNATURE PAGE

The Borrower

EXECUTED and DELIVERED as a deed	)
for and on behalf of	)
NEW BEAUTY HOLDINGS LIMITED	)
(新美控股有限公司))
a BVI business company incorporated in	)
the British Virgin Islands,	)
signed by Kevin Xiaofeng Ma	)
being a director	)

Director

in the presence of:
Witness name:
Witness occupation:
Witness address:

[•]
Witness

The Personal Guarantor

EXECUTED and DELIVERED as a deed by	)
KEVIN XIAOFENG MA(马肖风),	)
as a Guarantor	)
)

Kevin Xiaofeng Ma
in the presence of:
Witness name:
Witness occupation:
Witness address:

[•]
Witness

The Lender

Haitong International Investment Solutions Limited

By
Name: ZHAO YANG
Title: Director

in the presence of:
Witness name:
Witness occupation:
Witness address:

Witness: